UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 28, 2021

THE HOWARD HUGHES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34856 (Commission File Number)	36-4673192 (IRS employer identification number)

9950 Woodloch Forest Drive, Suite 1100 The Woodlands, Texas (Address of principal executive offices)	77380 (Zip code)

Registrant’s telephone number, including area code:  (214) 741-7744

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common stock, $0.01 par value per share	HHC	New York Stock Exchange

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On January 28, 2021, the Board of Directors (the “Board”) of The Howard Hughes Corporation (the “Company”) appointed Mr. Anthony A. Williams to the Board, effective February 1, 2021, and to serve on the Audit Committee of the Board, effective March 1, 2021. The Board determined that Mr. Williams is an independent director under the New York Stock Exchange listing standards and will be compensated pursuant to the Company’s existing non-employee director compensation program.

Mr. Williams, 69, currently serves as the Chief Executive Officer and Executive Director of Federal City Council, a nonprofit organization dedicated to the advancement of civic life in the nation’s capital, a position he has held since April 2012. He also has served as a Senior Advisor with the law firm King & Spalding in its Government Affairs and Public Policy practice group since July 2016. Mr. Williams previously served two terms as the mayor of Washington, D.C. from 1999 to 2007, leading the city’s revitalization, restoring its finances and improving city services. As the independent Chief Financial Officer of the District of Columbia from 1995 to 1998, he worked with local officials, the D.C. Financial Control Board, and the U.S. Congress. He has held various positions in federal, state, and local government including serving as the first CFO for the U.S. Department of Agriculture, a position to which he was appointed by President Bill Clinton and confirmed by the U.S. Senate. He is a fellow of the National Academy of Public Administration and former president of the National League of Cities and formerly served as a lecturer and faculty member in Public Management at the Harvard Kennedy School of Government’s Ash Center for Democratic Governance and Innovation. A veteran of the U.S. Air Force, Mr. Williams received his B.A. from Yale University, M.P.P. from the Harvard Kennedy School of Government and J.D. from Harvard Law School.

A copy of the Company’s press release announcing the appointment of Mr. Williams is being furnished as Exhibit 99.1.

Item 8.01.       Other Events.

On February 2, 2021, the Company issued a press release announcing the closing of an offering of $1.3 billion in aggregate principal amount of senior notes, consisting of (i) $650 million in aggregate principal amount of 4.125% senior notes due 2029 (the “2029 Notes”) and (ii) $650 million in aggregate principal amount of 4.375% senior notes due 2031 (together with the 2029 Notes, the “Notes”), in an unregistered offering through a private placement, and the early settlement of its previously announced tender offer and consent solicitation for any and all of its existing 5.375% senior notes due 2025. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information contained in this report shall not constitute an offer to sell, or a solicitation of an offer to buy, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01        Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued by The Howard Hughes Corporation on January 29, 2021.
99.2	Press Release issued by The Howard Hughes Corporation on February 2, 2021.
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2021

THE HOWARD HUGHES CORPORATION

By:	/s/ Peter F. Riley
Peter F. Riley
Senior Executive Vice President, General Counsel and Secretary